PricewaterhouseCooper LLP 214 N, Tryon Street Ste 3600 Charlotte NC 28202 Telephone (704) 344 7500 Facsimile (704) 344 4100

Report of Independent Accountants

To the Board of Directors and Shareholder
of Bank of America, N.A.

We have examined management’s assertion about compliance by the mortgage division of Bank of America, N.A. (the “Company”), an operating division of Bank of America, N.A., with the minimum servicing standards identified in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (“USAP”) as of and for the year ended December 31, 2003 included in the accompanying management assertion (see Exhibit 1). Management is responsible for the Company’s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management’s assertion about the Company’s compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the minimum servicing standards.

In our opinion, management’s assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2003 is fairly stated, in all material respects.

March 2, 2004

Exhibit I

Management’s Assertion Concerning Compliance
with USAP Minimum Servicing Standards

March 2, 2004

As of and for the year ended December 31, 2003, the Mortgage division of Bank of America, N.A. (the “Company”), has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America’s Uniform Single Attestation Program for Mortgage Bankers (“USAP”).

As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amounts of $340,000,000 and $270,000,000, respectively.

/s/ Kevin M. Shannon Kevin M. Shannon President Consumer Real Estate Bank of America, N.A.	/s/ H. Randall Chestnut H. Randall Chestnut Senior Vice President Bank of America, N.A.

/s/ Aashish Kamat Aashish Kamat Senior Vice President and Managing Director Bank of America, N.A.	/s/ Gary K. Bettin Gary K. Bettin Senior Vice President and National Servicing Executive Bank of America, N.A.

/s/ J. Mark Hanson J. Mark Hanson Senior Vice President Bank of America, N.A.